AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PIPELINE DATA INC.

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Pursuant to Sections 141, 242 and 245

of the General Corporation

of the State of Delaware

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Pursuant to Section 245 of the General Corporation of the State of Delaware, Pipeline Data Inc. (hereinafter referred to as the “Corporation), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.         The Corporation duly filed its original Certificate of Incorporation with the Secretary of State of Delaware on June 23, 1997.

2.         At a meeting of the board of directors of the Corporation on April 23, 2009 resolutions were duly adopted, pursuant to Sections 141(f), 242(a) and 245 of the General Corporation Law of the State of Delaware, proposing and declaring advisable the amendment and restatement of the Certificate of Incorporation of the Corporation, as provided in Exhibit A hereto. Such resolutions are as follows:

a.

RESOLVED: That it is hereby deemed advisable and in the best interests of the Corporation to effect an amendment and restatement to the Certificate of Incorporation of the Corporation, as amended to date, pursuant to which

i.	the authorized number of shares of Common Stock of the Corporation shall be increased from 150,000 shares to 500,000,000 shares;

ii.	the authorized number of shares of Preferred Stock of the Corporation shall be increased from 5,000,000 shares to 10,000,000 shares; and

iii.

the board of directors of the Corporation shall be authorized by resolution, duly adopted from time to time, to determine and state the classes, series and the number of each class or series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon any wholly unissued series of preferred stock the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the voting and other powers, rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock.

b.

WHEREAS: While Article Eleventh of the Amended and Restated Certificate of Incorporation filed as of June 6, 2001, providing that “The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law” is correct, the prefatory language contained in the Certificate of Amendment and Restatement contains a typographical error. The Certification of the then Chief Executive Officer certified that the Company’s Board of Directors resolved that “the application of Section 203 relating to interested directors shall not govern.” The statement should have read that “the application of Section 203 relating to interested stockholders shall not govern.” Now be it

RESOLVED, That it is hereby deemed advisable and in the best interests of the Corporation to effect an amendment to correct the Company’s previously filed Certificate of Amendment and Restatement of Certificate of Incorporation as of June 6, 2001 to expressly clarify that the application of Section 203 of the Delaware General Corporation Law relating to interested stockholders shall not govern.

c.

RESOLVED, That it is hereby deemed advisable and in the best interests of the Corporation that the Corporation’s Certificate of Incorporation be amended and restated in its entirety so that the same shall read as set forth in Exhibit A hereto.

3.         Said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and 245 of the Delaware General Corporation Law.

4.         At the meeting of the board of directors of the Corporation on April 23, 2009 a resolution was adopted to forgo holding a meeting of stockholders and to rely upon the stockholders acting by written consent in lieu of a meeting to ratify and approve the foregoing actions as authorized by Section 228 (a) of the DGCL.

I, THE UNDERSIGNED, being the Chief Executive Officer of the Corporation, do make, file and record this Amended and Restated Certificate of Incorporation, do certify that the facts herein stated are true and, accordingly, have hereto set my hand this 16th day of June, 2009.

/s/ Randal A. McCoy

Randal A. McCoy
Chief Executive Officer

2

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PIPELINE DATA INC.

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FIRST:

The name of the corporation (hereinafter called the “Corporation”)is:

Pipeline Data Inc.

SECOND:

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, in the County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD:

The nature of the business and the purpose to be conducted and Promoted, which shall be in to the authority of the Corporation to conduct any lawful purpose, is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and to do anything which shall appear necessary or beneficial to the Corporation in connection with (a) its operation (b) accomplishment of its purposes, or (c) exercises of its powers set forth in this Certificate.

FOURTH:

The total number of shares of stock which the Corporation shall have the authority to issue is 510,000,000. The par value of each of such shares is $.001.

500,000,000 of such shares shall be common stock.

10,000,000 of such shares shall be preferred stock. The board of directors of the Corporation is hereby granted the power to authorize by resolution, duly adopted from time to time, the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the voting and other powers, rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock. The voting and other powers, rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock of each series of the preferred stock, if any, may differ from those of any and all other series at any time outstanding. Any shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

FIFTH:

The Corporation is to have perpetual existence.

SIXTH:

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the Stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH:

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1.         The management for the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

2.         After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

3.         Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

4.            With the consent in writing or pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the board of directors shall have the authority to dispose, in any manner, of the whole property of the Corporation.

5.            The by-laws shall determine whether and to what extent the accounts and books of the Corporation, or any of them, shall be open to inspection by the stockholders; and no stockholder shall have any right of inspecting any account or book or document of the Corporation, except as conferred by law or by by-law or by resolution of the stockholders.

6.            The stockholders and directors shall have the power to hold their meeting and to keep the books, documents and papers of the Corporation outside the State of Delaware at such places as may be found from time to time designated by the by-

laws or by resolution of the stockholders or directors, except as otherwise required by the Delaware General Corporation Law.

7.            Any action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

EIGHTH:

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH:

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

TENTH:

From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.

ELEVENTH:

The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.